Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS FIRST HALF 2010 RESULTS

First Half and Second Quarter Earnings Increase Sharply

Compared to Prior Year Adjusted Earnings

DENVER, COLORADO, June 9, 2010 — Credo Petroleum Corporation (NASDAQ:  CRED), an oil and gas exploration and production company with significant assets in Central Kansas, Oklahoma and the Williston Basin, today reported financial results for the six months and quarter ended April 30, 2010.

First half net income increased 184% to $1,242,000, or $.12 per diluted share, compared to adjusted net income of $437,000, or $.04 last year.  The company reported a net loss of $14,601,000, or $1.41 per diluted share last year, which includes a $15,038,000 after tax, non-cash property cost impairment charge caused by last year’s energy price collapse.  First half revenue increased 36% to $6,087,000 compared to $4,461,000 last year.

For the second quarter ended April 30, 2010, net income increased 116% to $603,000, or $.06 per diluted share, compared to adjusted net income of $231,000 last year.  Last year the company reported a second quarter net loss of $4,710,000, or $.46 per diluted share, which includes a $4,941,000 after tax, non-cash property cost impairment caused by last year’s energy price collapse.  Second quarter revenue increased 25% to $2,945,000 compared to $2,353,000 last year.

FIRST HALF OIL PRICES GAIN 89%;

NATURAL GAS PRICE REALIZATIONS FALL 31%

First half net wellhead oil prices increased 89% to $72.74 per barrel compared to $38.63 last year.  Natural gas price realizations fell 31% to $4.90 per Mcf compared to $7.13 last year.  Realized hedging transactions increased wellhead prices slightly this year compared to $3.51 last year.  Wellhead gas prices were $4.89 per Mcf compared to $3.62 last year.

Wellhead oil prices for the second quarter increased 84% to $72.31 compared to $39.25 last year. Natural gas price realizations fell 40% to $4.65 per Mcf compared to $7.75 last year.  Realized hedging transactions increased wellhead prices $.05 per Mcf this year compared to $4.74 last year.  Wellhead prices were $4.60 per Mcf compared to $3.01 last year.

At April 30, 2010 the company held open natural gas derivative contracts for 40,000 net MMBtus at NYMEX basis prices ranging from $5.31 to $7.27 and covering the production months of May 2010 through December 2010.  The company also held natural gas basis differential contracts on 280,000 MMBtus on Panhandle Eastern Pipeline at $0.47 covering the production months of May 2010 through December 2010.  Average prices received in the company’s primary market have historically been 15% to 17% below NYMEX prices, due to basis differentials, compared to the current differential of about 4%.  Differentials are affected by regional weather, gas storage and other economic factors.

At April 30, 2010 the company also held costless collar derivative contracts for 6,000 barrels of oil for the production months of May through October 2010, with a $75.00 floor and $95.00 ceiling based on NYMEX prices.  There were no realized gains or losses on these derivatives for the reporting periods.

OIL PRODUCTION ACCOUNTS FOR 58%

OF TOTAL PRODUCTION REVENUE

For the first half, oil accounted for 58% of total production revenues verses 47% last year, as the company’s emphasis on drilling for oil continues to have a substantial impact on its revenues.

On the energy equivalency basis (six Mcf equals one barrel of oil), total first half production was down 17% primarily due to the impact of flush oil production last year from the company’s Huslig Field discovery.  For the period, oil production was down 12% and natural gas production was down 19%.  The company has concentrated on oil drilling in Central Kansas and North Dakota during 2010 and has not drilled for gas due to low prices.

For the second quarter, total production was down 23% calculated on the energy equivalency basis, due to flush production from the Huslig Field discovery last year and suspension of natural gas drilling.  For the period, oil production was down 35% and natural gas production was down 13%. The company has concentrated on oil drilling in Central Kansas and North Dakota during 2010 and has not drilled for gas due to low natural gas prices.

“Lower production volumes this year resulted because the Huslig Field discovery peaked in the second quarter of last year,” said Marlis E. Smith, Jr., CEO.  “The field is a significant discovery for Credo, and fortunately we own 85%.  The 700 barrel per day production peak set a high bar last year, making it very difficult for us to increase year over year production in the short term.  Nevertheless, we hope that continuation of our Kansas drilling success and our increased Bakken drilling will overcome the shortfall by year end.”

STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE

A SOLID FOUNDATION FOR GROWTH

The company’s financial condition continues to be very strong with ample cash and no debt.  In addition, the company expects operating cash flow to remain strong in 2010.  This provides the company great flexibility to increase capital spending as opportunities arise.  At April 30, 2010, total assets were $53,366,000 and working capital was $12,178,000, including cash and short-term investments of $12,129,000.

MANAGEMENT COMMENT

“I am pleased with the significant increase in quarterly revenue and net income compared to last year,” Smith said.  “The success of our focus on drilling for oil is reflected by the fact that oil revenue exceeded natural gas revenue for the fifth consecutive quarter.  Our transition to oil drilling has paid great dividends because oil enjoys an almost three to one price advantage over natural gas, on an energy equivalent basis.

“We have not yet overcome the decline in flush production from our Huslig Field discovery last year. The high rate field peaked in the second quarter of last year at about 700 barrels per day.  Although the first year decline rate has been significant due to the field’s high permeability, it is normal and was expected.  Such declines on significant discoveries make it very difficult to increase year over year production in the short term.  However, our full year objective is to make up the shortfall with success from increased Bakken drilling.

“We will continue to focus on drilling for oil, primarily in Central Kansas and the North Dakota Bakken.  Our drilling success rate in Kansas is between 45% and 50%, and we are drilling about three wells per month.  Our first Bakken well has produced 40,000 barrels in the first 90 days and appears to be one of the best wells in the area.  Credo will issue a press release shortly updating operational activities in the North Dakota Bakken play.”

*          *          *          *          *

Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

About Credo Petroleum:  Credo Petroleum Corporation is an independent exploration, development and production company based in Denver, Colorado.  The company has significant operations in the Williston Basin of North Dakota, central Kansas, the Anadarko Basin of North Texas and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

Condensed Operating Information

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2010	2009	2010	2009

Oil sales	$3,530,000	$2,118,000	$1,806,000	$1,496,000
Natural gas sales	2,557,000	2,343,000	1,139,000	857,000
	6,087,000	4,461,000	2,945,000	2,353,000
Costs and expenses:
Oil and natural gas production	1,658,000	1,623,000	802,000	737,000
Depreciation, depletion and amortization	1,723,000	2,540,000	858,000	1,203,000
Impairment of oil and gas properties and long lived assets	—	24,652,000	—	8,030,000
General and administrative	1,119,000	1,389,000	577,000	521,000
	4,500,000	30,204,000	2,237,000	10,491,000

Income (loss) from operations	1,587,000	(25,743,000)	708,000	(8,138,000)

Other income and (expense)
Realized and unrealized gains (losses) from derivative contracts	27,000	1,927,000	41,000	461,000
Investment and other income (loss)	43,000	(120,000)	44,000	22,000
	70,000	1,807,000	85,000	483,000

Income (loss) before income taxes	1,657,000	(23,936,000)	793,000	(7,655,000)

Income taxes	(415,000)	9,335,000	(190,000)	2,945,000

Net income (loss)	$1,242,000	$(14,601,000)	$603,000	$(4,710,000)

Earnings (loss) per share - basic	$.12	$(1.41)	$.06	$(.46)

Earnings (loss) per share - diluted	$.12	$(1.41)	$.06	$(.46)
Weighted average number of shares of Common Stock and dilutive securities:
Basic	10,140,000	10,358,000	10,187,000	10,330,000

Diluted	10,179,000	10,358,000	10,205,000	10,330,000

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

Condensed Balance Sheet Information

	April 30, 2010	October 31, 2009
Cash and short-term investments	$12,129,000	$12,983,000
Other current assets	2,587,000	3,016,000
Oil and natural gas properties, net	32,496,000	30,279,000
Intangible assets, net	3,796,000	4,013,000
Other assets	2,358,000	2,261,000

	$53,366,000	$52,552,000

Current liabilities	$2,538,000	$2,457,000
Deferred income taxes	2,902,000	2,537,000
Asset retirement obligations	1,411,000	1,502,000
Stockholders’ equity	46,515,000	46,056,000

	$53,366,000	$52,552,000